UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 3, 2009

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida (State or Other Jurisdiction of Incorporation)	000-22904 (Commission File Number)	59-2971472 (IRS Employer Identification No.)

7915 Baymeadow Way, Jacksonville, Florida (Address of Principal Executive Offices)	32256 (Zip Code)

(904) 737-1367
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01.	Other Events.

On March 3, 2009, ParkerVision, Inc. (the “Company”) consummated the transactions contemplated by (i) the underwriting agreement, dated February 26, 2009, with Roth Capital Partners, LLC (“Roth”), as underwriter, relating to the sale of 2,156,600 shares of common stock, par value $.01 per share (“Common Stock”), and 431,320 warrants (“Warrants”), each to purchase one share of Common Stock, to be sold as units comprised of one share and two-tenths of a Warrant, at a public offering price of $1.875 per unit, in a firmly underwritten distribution; (ii) the underwriting agreement, dated February 26, 2009, with Roth, as underwriter, relating to the sale of 3,484,309 shares of Common Stock at a public offering price of $1.665 per share, in a firmly underwritten distribution;  and (iii) the subscription agreements, with the Parker Trust, a trust for the benefit of the dependents of Jeffrey L. Parker, the Company’s chairman of the board and chief executive officer, and Papken der Torossian and Robert G. Sterne, each a member of the Company’s board of directors, relating to the sale of an aggregate of 354,054 shares of Common Stock at a price per share of $1.85.  The shares of Common Stock and the Warrants comprising the Units will be issued separately and will be transferable separately and, as such, no Units will be issued.

The Company issued an aggregate of 5,994,963 shares of Common Stock and 431,320 Warrants pursuant to the offerings.  The offerings generated proceeds, after underwriting discounts, placement fees and underwriter expenses of approximately $9,600,000.   The press release announcing the consummation of the offerings is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits:

Exhibit	Description

99.1	Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2009

PARKERVISION, INC.

By:  /s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release.

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